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                                                                    EXHIBIT 99.1
                     STERLING SOFTWARE CLOSES ACQUISITION

                         OF TEXAS INSTRUMENTS SOFTWARE


        DALLAS, Texas (July 1, 1997) -- Sterling Software, Inc. (SSW-NYSE) today announced the completion and details of its $165 million cash acquisition of Texas Instruments Software from Texas Instruments Incorporated (TXN-NYSE). The acquisition was completed June 30, 1997 under terms of the asset purchase agreement announced April 21, 1997. The transaction includes the purchase of all Texas Instruments Software assets, including the stock of certain European subsidiaries, and the assumption of various liabilities related to the business.

        The acquisition, the 26th and largest ever in Sterling Software's history, allows the company to emerge with a new Applications Management Group that brings together the best of both companies. Sterling Software will combine Texas Instruments Software's Composer (Trademark) technology and its own KEY (Trademark) software suite to create the first and most complete development environment for planning, modeling, designing and building applications and components. The new line of products, to be marketed and sold immediately under a single family name, will allow customers to plan and build applications quickly through object-oriented and modeling techniques, to reuse components they have already developed and to protect their existing product investments.

        "This has been the most exhilarating time in the history of Sterling Software," said Sterling L. Williams, president and chief executive officer. "The acquisition of Texas Instruments Software makes Sterling Software the unquestioned leader in applications development. We have reached yet another milestone that will accelerate Sterling Software's long-term growth and profitability."

        Sterling Software has reshaped its organization into three major business groups Applications Management, Systems Management and Federal Systems. Applications Management and Systems Management each add responsibility for the international distribution
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of their respective product lines through separate, product-focused businesses.

        The Applications Management Group, headed by group president F. L. Mike Harvey, moves its headquarters from Atlanta to Plano, Texas and is now comprised of three divisions: Applications Development, Information Management and Applications International. The Applications Development Division, headed by division president Mark Theel, also moves its headquarters from Atlanta to Plano, Texas. The division has research and development facilities in Plano, Atlanta and London.

        As a result of the acquisition, the Applications Development Division will debut its new product family, COOL, and the combined line of products called COOL:Stuff (Trademark), including the market's first true component-based development environment. Known as COOL:Cubes (Trademark), the component-based development product is expected to be introduced by the end of the year. Products available today in the new COOL family include COOL:Biz (Trademark) for business and workflow modeling; COOL:Gen (Trademark), an upgrade of Texas Instrument's Composer product, for mission critical application development; and COOL:Dat (Trademark) for data design and analysis. A fourth product, COOL:Jex (Trademark), which is expected to debut within weeks, is designed for object-oriented applications development.

        The group's Information Management Division continues with B. Carole Morton as its president and with its headquarters in Woodland Hills, California. The division also now sells the client/server integration products of the former Desktop Integration Division and the database query and reporting products of the former Data Access Division, in addition to its VISION (Trademark) family of products.

        The Applications Management Group adds responsibility for the international distribution of its applications management and information management products outside the United States and Canada through its new Applications International Division. Employees of Sterling Software's former International Group and Asia Pacific Group previously dedicated to these product lines and employees added from Texas Instruments Software are now employees of the Applications International Division. Three of the division's regions are responsible for direct sales in Western Europe, Central Europe and Asia Pacific, and a fourth business unit is
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responsible for the group's distributor operations in emerging international markets. C. Marvin Applewhite is president of this U.K.-based division.

        "We're racing out of the gate," Mike Harvey said. "Customers will not have to wait to see the results of this merger. We can now offer our customers a complete line of products, tools, methods and services to help them meet their market demands, protect their technology investments and build for the future."

        Of the approximately 1,310 Texas Instruments Software employees, approximately 910 were added to the Applications Management Group, approximately 20 were added elsewhere within Sterling Software and approximately 380 positions were eliminated. In addition, Sterling Software eliminated approximately 60 positions related to its applications management business.

        "One of the reasons we acquired Texas Instruments Software was for the expertise of the people working there. We worked very hard to accommodate every employee from both organizations before we considered any layoffs," Mr. Williams said. "Unfortunately, when you merge two large organizations there is overlap, and we had to make some tough decisions. This was the most difficult part of this project, and we have made every effort to make this transition as smooth as possible."

        The Systems Management Group, previously based in Reston, Virginia, now has its headquarters in Plano, and is headed by group president Gillian M. Parrillo. The group has sharpened its focus and streamlined its operations by adding to its existing three U.S.-based product divisions two divisions and a business unit which are responsible for the international distribution of the Systems Management Group products. The employees of Sterling Software's former International Group and Asia Pacific Group previously dedicated to these product lines are now employees of the Paris-based Europe Division, the Sydney-based Asia Pacific Division and the Plano, Texas-based Latin America Operation.

        The Federal Systems Group's organization structure has not changed, but an important contract with the intelligence community and a small number of employees shift from Texas Instruments Software to the group's Information Technology Division.
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        For its fiscal year ended Sept. 30, 1996, Sterling Software reported revenue of $439 million, including revenue of $109.8 million from its applications management business segment. For the calendar year 1996, Texas Instruments Software had total revenue of about $250 million.

        Sterling Software is a leading provider of software and services for the applications management, systems management and federal systems markets. Sterling Software, with its headquarters in Dallas, has a worldwide installed base of more than 20,000 customer sites and has 3,300 employees in 85 offices worldwide. For more information on Sterling Software, visit the company's website at http://www.sterling.com.

CONTACTS:


FINANCIAL ANALYSTS:       INDUSTRY ANALYSTS:      MEDIA:
Julie Kupp                Leslie Sobon            Melanie Ofenloch
Sterling Software         Sterling Software       M/C/C
(214) 981-1000            (972) 575-5190          (972) 480-8383
julie_kupp@sterling.com   TOLS@msg.ti.com         melanie_ofenloch@mccom.com

MEDIA:
Greg Amrofell
NRG
(415) 827-7088
greg@nrgpr.com